Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (File No. 333-191730, File No. 333-232268, File No. 333-242363, File No. 333-256879, File No. 333-259221 and File No. 333-260295) of TherapeuticsMD, Inc. of our report dated March 29, 2024 on the consolidated statements of financial position of TherapeuticsMD, Inc. and Subsidiaries as of December 31, 2023, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2023, included herein on the annual report of TherapeuticsMD, Inc. on Form 10-K.

/s/ Berkowitz Pollack Brant, Advisors + CPAs
West Palm Beach, FL
March 29, 2024